UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Lyondell Chemical Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following is a communication from Dan F. Smith, Lyondell Chemical Company's Chairman, President and Chief Executive Officer, to employees, which was posted on Lyondell's internal website.

To:   All Employees

Today I want to share with you what has been one of the most difficult decisions of my career – I have decided not to accept the position of Chairman of LyondellBasell.

Over the past few months, as we have begun to engage in planning for integration, I have been vividly reminded every day of what makes Lyondell the outstanding and exceptional company that it has become – it is you, our employees.  I want you to know how much I have loved being a part of this company and being associated with all of you.

Although I will not be a part of the company after the closing, I believe that there are great days ahead for the company and its employees. This is a time of transition and change, but also a time of great opportunity. I ask you to stay focused on what matters most – the safe and reliable operation of our facilities, sustaining our businesses and maintaining the essence of our culture. Never forget that you are the reason that Lyondell has achieved such tremendous growth and success.

I hope that you will join me in congratulating the team involved in preparing for the closing, as well as the integration, for the progress that has been made thus far. I am very pleased that Volker Trautz and Alan Bigman have made offers to so many of the Lyondell officer team.  It is a testament to the skill and value of our people, and I know that the individuals who have been selected will serve the company and its employees well.

Please remember that our transaction has not yet closed. Lyondell remains an independent company, and my role has not yet changed. Going forward, I am committed to making sure that the transition and hand-off of the management of the company goes as smoothly as possible. To that end, I expect to serve for a brief period of time in an advisory capacity after the close of the transaction. Certainly, between now and then, I will look forward to opportunities to meet and speak with as many of you as possible as we progress to close.

It has been my great pleasure to be a part of the Lyondell team and I thank each and every one of you.

With warm personal regards,

Dan Smith

Additional Information and Where to Find It
In connection with the solicitation of proxies by Lyondell Chemical Company (the “Company”) with respect to the meeting of its stockholders regarding the proposed merger, the Company has filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”).  A definitive proxy statement and a form of proxy have been mailed to the stockholders of Lyondell.  STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Stockholders may obtain a free-of-charge copy of the proxy statement and other relevant documents filed with the SEC from the SEC’s web site at http://www.sec.gov. Stockholders may also obtain a free-of-charge copy of the proxy statement and other relevant documents by directing a request by mail to Lyondell Chemical Company, Investor Relations, 1221 McKinney Street, Suite 700, Houston, Texas 77010, telephone (713) 309-4590, or from the Company’s web site at www.lyondell.com.

The Company and certain of its directors and executive officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of the persons who may be “participants” in the solicitation is set forth in the Company’s definitive proxy statement and annual reports on Form 10-K (including any amendments thereto), previously filed with the SEC.